Zions Bancorporation, N.A. One South Main Salt Lake City, UT 84133 October 19, 2026
www.zionsbancorporation.com
Third Quarter 2026 Financial Results: FOR IMMEDIATE RELEASE
Investor Contact: Jason Arbuckle (801) 844-7665
Media Contact: Jennifer Johnston (801) 844-7112

Zions Bancorporation, N.A. reports 3Q26 net earnings of $262 million and diluted EPS of $1.78 compared with 3Q25 net earnings of $221 million and diluted EPS of $1.48, and 2Q26 net earnings of $452 million and diluted EPS of $3.05
THIRD QUARTER RESULTS

$1.78	$262 million	16.2%	11.8%
Net earnings per diluted common share	Net earnings	Return on average tangible common equity[2]	Estimated common equity tier 1 ratio

THIRD QUARTER HIGHLIGHTS¹

Net Interest Income and NIM	•	Net interest income was $684 million, up 2%
	•	NIM was 3.23%, compared with 3.28%

Operating Performance	•	Pre-provision net revenue² ("PPNR") was $340 million, down 1%
	•	Customer-related noninterest income was $192 million, up 18%; adjusted customer-related noninterest income[2] was $182 million, up 5%
	•	Noninterest expense was $553 million, up 5%; adjusted noninterest expense² was $549 million, up 6%

Loans and Credit Quality	•	Loans and leases were $62.5 billion, up 4%
	•	The annualized ratio of net loan and lease charge-offs to average loans and leases was 0.02%, compared with 0.37%
	•	The provision for credit losses was a benefit of $8 million, compared with an expense of $49 million
	•	Nonperforming assets were $315 million, or 0.50% of loans and leases and other real estate owned, compared with $324 million, or 0.54%
	•	Classified loans were $2.1 billion, or 3.40% of loans and leases, compared with $2.4 billion, or 4.00%

Deposits and Borrowed Funds	•	Total deposits were $77.9 billion, up 4%; customer deposits (excluding brokered deposits) were $74.5 billion, up 5%
	•	Brokered deposits were $3.5 billion, down 9%; short-term borrowings were $843 million, down 76%
	•	Long-term debt was $2.4 billion, up 64%, due to senior note issuances over the past year

Capital	•	The estimated CET1 capital ratio was 11.8%, compared with 11.3%
	•	Tangible book value per common share was $43.50, up 13%

Notable Items	•	Acquisition of Basis Multifamily Finance agency lending platform completed in July 2026
	•	Net credit valuation adjustment (“CVA”) gain on client-related interest rate swaps of $10 million, or $0.05 per share

CEO COMMENTARY

Harris H. Simmons, Chairman and CEO of Zions Bancorporation, commented, “Third quarter earnings per share increased 20% to $1.78, up from $1.48 a year ago. The higher earnings were primarily a reflection of improved credit quality, as net loan charge-offs were $3 million, down from $56 million a year ago. Although an increased pace of loan payoffs, combined with a highly competitive market, produced flat loan growth compared to the second quarter, customer deposits grew nearly 10% annualized from second quarter levels.”
Mr. Simmons continued, “Short- and medium-term interest rates began to rise in the last month of the quarter, and we expect that our moderately asset-sensitive balance sheet should produce stronger net interest income in a higher rate environment, while we're seeing continued improvement in noninterest income that we expect will continue into next year.”
Mr. Simmons concluded, “We were pleased to complete the acquisition of Basis Multifamily Finance I, LLC, a subsidiary of Basis Investment Group, at the end of July. This multifamily finance platform becomes an important strategic advantage in serving our commercial real estate clients, particularly in the fast-growing western markets we serve.”

OPERATING PERFORMANCE[2]

(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net Interest Margin	3.23%	3.28%	3.26%	3.18%
Adjusted PPNR[2]	$338	$352	$971	$935
Net charge-offs	$3	$56	$16	$82
Efficiency ratio[2]	61.9%	59.6%	63.0%	62.7%
1 Comparisons referenced in the bullet points are calculated based on the current quarter versus the corresponding period in the prior year, unless otherwise noted.
2 For information on non-GAAP financial measures, see pages 19-22.

ZIONS BANCORPORATION, N.A.
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Comparisons noted below are calculated for the current quarter versus the same prior year period, unless otherwise specified. Growth rates of 100% or more are considered not meaningful (“NM”) as they typically reflect a low starting point.
RESULTS OF OPERATIONS

Net Interest Income and Margin
				3Q26 - 2Q26		3Q26 - 3Q25
(In millions)	3Q26	2Q26	3Q25	$	%	$	%

Interest and fees on loans	$877	$859	$898	$18	2%	$(21)	(2)%
Interest on money market investments	53	43	41	10	23	12	29
Interest on securities	116	117	125	(1)	(1)	(9)	(7)
Total interest income	1,046	1,019	1,064	27	3	(18)	(2)
Interest on deposits	313	281	313	32	11	—	—
Interest on short- and long-term borrowings	49	61	79	(12)	(20)	(30)	(38)
Total interest expense	362	342	392	20	6	(30)	(8)
Net interest income	$684	$677	$672	$7	1	$12	2
				bps		bps
Yield on interest-earning assets [1]	4.91%	4.90%	5.16%	1		(25)
Rate paid on total deposits and interest-bearing liabilities [1]	1.75%	1.69%	1.92%	6		(17)
Cost of deposits [1]	1.59%	1.48%	1.67%	11		(8)
Net interest margin [1]	3.23%	3.27%	3.28%	(4)		(5)
1 Taxable-equivalent rates used where applicable.
Net interest income increased $12 million, or 2%, in the third quarter of 2026, compared with the prior year period. The increase was primarily driven by lower funding costs and changes in the balance sheet mix, including growth in average loans and leases, money market investments, and deposits, partially offset by a decline in investment securities. Deposit growth outpaced loan growth, reducing reliance on higher-cost borrowed funds and contributing to higher money market investment balances. While these factors contributed to higher net interest income, the net interest margin declined to 3.23% from 3.28% in the prior year period.
The yield on average interest-earning assets, net of hedging activity, was 4.91% for the third quarter of 2026, compared with 5.16% in the prior year period, primarily reflecting lower interest rates. The net yield on average loans and leases declined 28 basis points to 5.63%, while the net yield on average investment securities decreased 9 basis points to 2.64%. The yield on average money market investments decreased 76 basis points to 3.91%, as these short-term assets repriced more quickly in the declining rate environment.
The rate paid on total deposits and interest-bearing liabilities decreased to 1.75% for the third quarter of 2026 from 1.92% in the prior year period, reflecting lower interest rates and reduced short-term borrowings. The total cost of deposits declined to 1.59% from 1.67%, as the benefit of lower interest rates was partially offset by growth in higher-cost interest-bearing deposits, which reduced reliance on more costly short-term borrowings. Compared with the prior quarter, total cost of deposits increased from 1.48%, driven in part by a shift in deposit mix toward higher-cost interest-bearing deposits and an accounting presentation change that increased the total cost of deposits by approximately three basis points.
Average interest-earning assets increased $2.6 billion, or 3%, compared with the prior year period, reflecting growth in average money market investments of $1.8 billion and average loans and leases of $1.7 billion, partially offset by a $786 million decline in average investment securities. The increase in money market investments primarily reflected excess liquidity from deposit growth that exceeded loan growth, after first reducing short-term borrowings.

ZIONS BANCORPORATION, N.A.
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Average interest-bearing liabilities decreased $141 million, or less than 1%, compared with the prior year period. The decline was primarily driven by a $2.6 billion reduction in average borrowed funds, largely reflecting lower levels of short-term borrowings. This decrease was partially offset by a $2.4 billion increase in average interest-bearing deposits and higher average long-term debt balances resulting from senior note issuances completed over the past year. Average noninterest-bearing deposits increased $1.2 billion, or 5%, compared with the prior year period.

Noninterest Income
				3Q26 - 2Q26		3Q26 - 3Q25
(In millions)	3Q26	2Q26	3Q25	$	%	$	%

Commercial account fees	$49	$49	$47	$—	—%	$2	4%
Card fees	25	24	24	1	4	1	4
Retail and business banking fees	21	20	19	1	5	2	11
Loan-related fees and income	20	22	20	(2)	(9)	—	—
Capital markets fees and income	46	36	24	10	28	22	92
Wealth management fees	16	15	14	1	7	2	14
Other customer-related fees	15	16	15	(1)	(6)	—	—
Customer-related noninterest income	192	182	163	10	5	29	18
Dividends and other income	9	9	15	—	—	(6)	(40)
Securities gains (losses), net	(4)	269	11	(273)	NM	(15)	NM
Noncustomer-related noninterest income	5	278	26	(273)	(98)	(21)	(81)
Total noninterest income	$197	$460	$189	$(263)	(57)	$8	4
Adjusted customer-related noninterest income [1]	$182	$181	$174	$1	1	$8	5
1 Net of credit valuation adjustment (“CVA”). For information on non-GAAP financial measures, see pages 19-22.
Customer-related noninterest income increased $29 million, or 18%, compared with the prior year period, reflecting broad-based growth across nearly all revenue streams. Capital markets fees and income increased $22 million, largely reflecting changes in net CVA. Excluding the impact of net CVA changes, capital markets fees and income increased $1 million due to higher swap fee revenue. Wealth management fees increased $2 million, reflecting growth in portfolio management and personal trust fees. Retail and business banking fees also increased $2 million, primarily due to higher overdraft service fees.
Noncustomer-related noninterest income decreased $21 million, or 81%, compared with the prior year period, primarily due to a $15 million decline in net securities gains, reflecting lower valuation adjustments in our Small Business Investment Company (“SBIC”) investment portfolio relative to the prior year quarter. Sequentially, net securities gains decreased $273 million, primarily due to notable pre-tax gains recognized in the preceding quarter from the sale of Class B-1 shares of Visa, Inc. and unrealized gains within the SBIC portfolio. Dividends and other income decreased $6 million, primarily due to a gain on the sale of bank-owned property and higher FHLB stock dividends in the prior year period.

ZIONS BANCORPORATION, N.A.
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Noninterest Expense
				3Q26 - 2Q26		3Q26 - 3Q25
(In millions)	3Q26	2Q26	3Q25	$	%	$	%

Salaries and employee benefits	$345	$344	$337	$1	—%	$8	2%
Technology, telecom, and information processing	76	72	70	4	6	6	9
Occupancy and equipment, net	43	44	42	(1)	(2)	1	2
Professional and legal services	20	22	14	(2)	(9)	6	43
Marketing and business development	14	14	11	—	—	3	27
Deposit insurance and regulatory expense	12	7	16	5	71	(4)	(25)
Credit-related expense	8	10	6	(2)	(20)	2	33
Other real estate expense, net	1	1	—	—	—	1	NM
Other	34	37	31	(3)	(8)	3	10
Total noninterest expense	$553	$551	$527	$2	—	$26	5
Adjusted noninterest expense [1]	$549	$546	$520	$3	1	$29	6
1 For information on non-GAAP financial measures, see pages 19-22.
Noninterest expense increased $26 million, or 5%, compared with the prior year quarter. Salaries and employee benefits expense increased $8 million, primarily due to higher incentive compensation accruals driven by year-over-year improvement in performance metrics, as well as increased employee benefits costs. Professional and legal services expense increased $6 million, primarily reflecting higher costs for outsourced services. Technology, telecom, and information processing expense increased $6 million, driven by higher application software, licensing, and maintenance costs.
Marketing and business development expense increased $3 million, largely due to customer acquisition and deposit growth initiatives. Other noninterest expense increased $3 million, reflecting higher miscellaneous operating costs, partially offset by a lower success fee accrual associated with SBIC investments. These increases were partially offset by a $4 million decrease in deposit insurance and regulatory expense, primarily attributable to higher FDIC assessment costs in the prior year quarter associated with the level of classified loans.
Adjusted noninterest expense increased $29 million, or 6%, consistent with the factors discussed above. The efficiency ratio was 61.9%, compared with 59.6%, and improved from 62.2% in the preceding quarter. For more information regarding non-GAAP financial measures, see pages 19-22.
BALANCE SHEET ANALYSIS

Investment Securities
				3Q26 - 2Q26		3Q26 - 3Q25
(In millions)	3Q26	2Q26	3Q25	$	%	$	%
Investment securities:
Available-for-sale, at fair value	$8,786	$9,239	$9,170	$(453)	(5)%	$(384)	(4)%
Held-to-maturity, at amortized cost	8,268	8,477	9,059	(209)	(2)	(791)	(9)
Total investment securities, net of allowance	$17,054	$17,716	$18,229	$(662)	(4)	$(1,175)	(6)
Total investment securities decreased $1.2 billion, or 6%, to $17.1 billion, relative to the prior year quarter, primarily due to principal reductions, net of reinvestments.

ZIONS BANCORPORATION, N.A.
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Loans and Leases
				3Q26 - 2Q26		3Q26 - 3Q25
(In millions)	3Q26	2Q26	3Q25	$	%	$	%

Loans held for sale	$49	$77	$215	$(28)	(36)%	$(166)	(77)%
Loans and leases:
Commercial	$32,410	$32,640	$31,155	$(230)	(1)	$1,255	4
Commercial real estate	14,155	14,063	13,477	92	1	678	5
Consumer	15,907	15,778	15,646	129	1	261	2
Loans and leases, net of unearned income and fees	62,472	62,481	60,278	(9)	—	2,194	4
Less allowance for loan losses	645	662	679	(17)	(3)	(34)	(5)
Loans and leases held for investment, net of allowance	$61,827	$61,819	$59,599	$8	—	$2,228	4
Unfunded commitments	$29,897	$29,812	$30,337	$85	—	$(440)	(1)
Loans and leases, net of unearned income and fees, increased $2.2 billion, or 4%, to $62.5 billion, compared with the prior year quarter. This growth was primarily driven by a $1.3 billion increase in commercial loans, largely within the commercial and industrial loan portfolio, along with a $678 million increase in commercial real estate loans, mainly within the term loan portfolio.
The $166 million decrease in loans held for sale compared to the prior year quarter primarily reflects higher loan sale activity, including both recurring flow sales and portfolio sales, resulting in lower balances of real estate capital markets loans and 1-4 family residential loans held at period end.

Credit Quality
				3Q26 - 2Q26		3Q26 - 3Q25
(In millions)	3Q26	2Q26	3Q25	$	%	$	%

Provision for credit losses	$(8)	$3	$49	$(11)	NM	$(57)	NM
Allowance for credit losses	696	707	725	(11)	(2)%	(29)	(4)%
Net loan and lease charge-offs	3	9	56	(6)	(67)	(53)	(95)
Nonperforming assets	315	298	324	17	6	(9)	(3)
Classified loans	2,123	2,327	2,415	(204)	(9)	(292)	(12)
	3Q26	2Q26	3Q25	bps		bps
Ratio of ACL to loans and leases outstanding, at period end	1.11%	1.13%	1.20%	(2)		(9)
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans and leases	0.02%	0.06%	0.37%	(4)		(35)
Ratio of nonperforming assets to loans and leases and other real estate owned	0.50%	0.48%	0.54%	2		(4)
Ratio of classified loans to total loans and leases	3.40%	3.72%	4.00%	(32)		(60)
During the third quarter of 2026, the provision for credit losses was an $8 million benefit, compared with a $49 million provision expense in the prior year quarter. The allowance for credit losses (“ACL”) totaled $696 million at September 30, 2026, compared with $725 million at September 30, 2025. The year-over-year decline in the ACL primarily reflects changes in loan portfolio composition and lower reserves associated with commercial real estate (“CRE”) portfolio-specific risks, partially offset by less favorable economic forecasts, adjustments to economic scenario weightings, and increased lending activity. The ratio of ACL to total loans and leases was 1.11% at September 30, 2026, compared with 1.20% at September 30, 2025.

ZIONS BANCORPORATION, N.A.
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Net loan and lease charge-offs totaled $3 million in the third quarter of 2026, compared with $56 million in the prior year quarter. The prior year quarter included $50 million of charge-offs on revolving credit facilities to two related commercial borrowers that financed commercial mortgage originations and purchases.
At September 30, 2026, nonperforming assets totaled $315 million, or 0.50% of total loans and leases and other real estate owned, compared with $324 million, or 0.54%, in the prior year period. Nonperforming assets were primarily concentrated within the commercial and industrial, consumer 1-4 family residential, commercial owner-occupied, and commercial real estate term loan portfolios. Classified loans declined to $2.1 billion, or 3.40% of total loans and leases, compared with $2.4 billion, or 4.00%, in the prior year period, driven mainly by reductions in classified CRE exposures, largely attributable to loan payoffs.

Deposits and Borrowed Funds
				3Q26 - 2Q26		3Q26 - 3Q25
(In millions)	3Q26	2Q26	3Q25	$	%	$	%

Deposits:
Noninterest-bearing demand	$26,371	$26,233	$26,133	$138	1%	$238	1%
Interest-bearing:
Savings and money market	42,319	40,657	38,689	1,662	4	3,630	9
Time	5,771	5,783	6,232	(12)	—	(461)	(7)
Brokered	3,487	3,935	3,824	(448)	(11)	(337)	(9)
Total interest-bearing	51,577	50,375	48,745	1,202	2	2,832	6
Total deposits	$77,948	$76,608	$74,878	$1,340	2	$3,070	4
Customer deposits (excludes brokered deposits)	$74,461	$72,673	$71,054	1,788	2	3,407	5
Borrowed funds:
Federal funds purchased and other short-term borrowings	$843	$1,219	$3,548	$(376)	(31)	$(2,705)	(76)
Long-term debt	2,416	1,956	1,473	460	24	943	64
Total borrowed funds	$3,259	$3,175	$5,021	$84	3	$(1,762)	(35)
Total deposits increased $3.1 billion, or 4%, compared with the prior year quarter, primarily driven by a $2.8 billion increase in interest-bearing deposits, largely reflecting the impact of deposit growth initiatives.
Customer deposits, excluding brokered deposits, increased $3.4 billion, or 5%, to $74.5 billion from $71.1 billion. These balances included approximately $6.6 billion and $6.8 billion of reciprocal deposits, respectively. The loan-to-deposit ratio was 80%, compared with 81% in the prior year quarter, reflecting deposit growth that outpaced loan growth.
Total borrowed funds decreased $1.8 billion, or 35%, compared with the prior year quarter, primarily reflecting a $2.7 billion reduction in short-term borrowings, driven by a decrease in short-term FHLB advances. This decline was partially offset by increases in federal funds purchased, security repurchase agreements, and $1.0 billion of senior notes issued over the past year.

ZIONS BANCORPORATION, N.A.
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Shareholders’ Equity
				3Q26 - 2Q26		3Q26 - 3Q25
(In millions, except share data)	3Q26	2Q26	3Q25	$	%	$	%
Shareholders’ equity:
Preferred stock	$66	$66	$66	$—	—%	$—	—%
Common stock and additional paid-in capital	1,536	1,602	1,721	(66)	(4)	(185)	(11)
Retained earnings	8,071	7,880	7,134	191	2	937	13
Accumulated other comprehensive income (loss)	(1,989)	(1,867)	(2,056)	(122)	(7)	67	3
Total shareholders’ equity	$7,684	$7,681	$6,865	$3	—	$819	12
Capital distributions:
Common dividends paid	$71	$67	$67	$4	6	$4	6
Bank common stock repurchased [1]	75	75	—	—	—	75	NM
Total capital distributed to common shareholders	$146	$142	$67	$4	3	$79	NM

				shares	%	shares	%
Weighted average diluted common shares outstanding (in thousands)	145,088	146,210	147,125	(1,122)	(1)%	(2,037)	(1)%
Common shares outstanding, at period end (in thousands)	144,943	145,939	147,640	(996)	(1)	(2,697)	(2)
1 Includes amounts related to common shares acquired through our announced plan and those acquired in connection with our stock compensation plan. These shares were acquired from employees to cover their payroll taxes and stock option exercise costs upon the exercise of stock options.
The common stock dividend was $0.48 per share, compared with $0.45 per share during the third quarter of 2025. Common shares outstanding decreased 2.7 million from the third quarter of 2025, primarily due to common stock repurchases. During the third quarter of 2026, we repurchased 1.1 million common shares outstanding for $75 million. We did not repurchase any common shares during the prior year period.
At September 30, 2026, the accumulated other comprehensive income (loss) (“AOCI”) balance reflected a net loss of $2.0 billion, primarily attributable to declines in the fair value of fixed-rate AFS securities resulting from changes in interest rates. Included in this balance were $1.4 billion of unrealized losses ($1.1 billion after tax) associated with securities previously transferred from AFS to held-to-maturity (“HTM”).
Compared with September 30, 2025, AOCI improved by $67 million, primarily driven by the amortization of unrealized losses associated with the securities transferred from AFS to HTM and paydowns on AFS securities, partially offset by declines in the fair value of AFS securities. Compared with June 30, 2026, AOCI decreased by $122 million, primarily reflecting declines in the fair value of AFS securities resulting from increases in market interest rates during the quarter. We use pay-fixed, receive-floating interest rate swaps designated as hedges of our AFS securities to reduce the volatility of our AOCI balance.
Estimated common equity tier 1 (“CET1”) capital was $8.3 billion, an increase of 7% from $7.7 billion in the prior year period. The estimated CET1 capital ratio increased to 11.8% from 11.3%. Tangible book value per common share increased 13% to $43.50, primarily reflecting growth in retained earnings and lower unrealized losses recorded in AOCI. The increase was partially offset by $229 million of additional goodwill and intangible assets resulting from the July 2026 acquisition of the Basis Multifamily Finance agency lending platform. For more information on non-GAAP financial measures, see pages 19-22.

ZIONS BANCORPORATION, N.A.
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Supplemental Presentation and Conference Call
Zions has posted a supplemental presentation to its website in advance of its discussion of third quarter financial results, scheduled for 5:30 p.m. ET on October 19, 2026. Media representatives, analysts, investors, and the general public are invited to participate by calling (877) 709-8150 (domestic and international) and entering the meeting number 13763140, or by joining the on-demand webcast. A link to the webcast will be available on the Company’s website at www.zionsbancorporation.com. Following the event, the webcast will be archived and accessible for 30 days.
About Zions Bancorporation, N.A.
Zions Bancorporation, N.A. is one of the nation's premier financial services companies with annual net revenue of $3.4 billion in 2025, and total assets of approximately $89 billion at December 31, 2025. The Bank operates principally through seven separately managed, geographically defined bank divisions, each operating under its own local brand and management, and serving customers primarily in 11 Western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington, and Wyoming.
Zions is a consistent recipient of national and state-level customer survey awards recognizing excellence in small- and middle-market banking. It is also a leader in public finance advisory services and Small Business Administration lending. Zions is included in both the S&P MidCap 400 and NASDAQ Financial 100 indices. Additional investor information, along with links to local banking brands, is available at www.zionsbancorporation.com.
Forward-Looking Information
This earnings release contains “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and assumptions regarding future events and outcomes. However, they are inherently subject to known and unknown risks, uncertainties, and other factors that could cause actual results, performance, achievements, industry developments, or regulatory outcomes to differ materially from those expressed or implied. Forward-looking statements may include, among others:
•Statements concerning the beliefs, plans, objectives, goals, targets, commitments, designs, guidelines, expectations, anticipations, and future financial condition, operating results, and performance of Zions Bancorporation, National Association, and its subsidiaries (collectively “Zions Bancorporation, N.A.,” “the Bank,” “we,” “our,” “us”); and
•Statements preceded or followed by, or that include, terminology such as “may,” “might,” “can,” “continue,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “forecast,” “expect,” “intend,” “target,” “commit,” “design,” “plan,” “project,” “will,” or similar words and expressions, including their negative forms.
Forward-looking statements are not guarantees and should not be relied upon as representing management’s views as of any subsequent date. Actual results and outcomes may differ materially from those expressed or implied. Factors that could cause such differences include, but are not limited to:
•Changes in the quality, composition, and concentrations of our loan and investment securities portfolios;
•Changes in economic, political, and market conditions nationally and within our key markets in the Western United States, including changes in interest rates, inflation, monetary policy, fiscal, trade, and tax policies, government actions, and other macroeconomic factors that affect our financial results, customer activity, credit demand, and borrower performance;
•Changes in deposit levels and composition, access to wholesale funding, and the availability and cost of liquidity sources;
•Changes in our credit ratings;

ZIONS BANCORPORATION, N.A.
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•Competition from traditional and nonbank financial service providers, including credit unions, financial technology companies (“fintechs”), private credit funds, special-purpose charters, and other new and evolving industry participants;
•Our ability to execute strategic initiatives, manage expenses, attract and retain talent, and achieve our business objectives;
•Geopolitical developments, including wars, global conflicts, and environmental or catastrophic events, such as fires, natural disasters, pandemics, and other disruptions that may affect our operations and customers;
•Increased demand for and risks associated with the adoption and integration of emerging technologies and products, including tokenized deposits, stablecoins, blockchain, and artificial intelligence (“AI”);
•The occurrence of fraud, theft, or other forms of misconduct perpetrated by external parties, including customers and business partners, or by our own employees;
•Our ability to develop, maintain, and secure resilient technology systems and effective controls to detect and respond to fraud, cybersecurity threats, data breaches, and other operational disruptions, including increasingly sophisticated AI-enabled attacks;
•Our ability to effectively oversee third-party providers and mitigate risks arising from supplier performance failures, cybersecurity incidents, technology disruptions, data breaches, or other operational deficiencies;
•Changes in accounting standards, asset valuations and impairments, and our ability to access capital and funding markets on favorable terms;
•The impact of existing and proposed laws and regulations, supervisory expectations, and the outcome of legal or regulatory proceedings;
•Adverse developments affecting the banking industry that may negatively impact depositor, investor, or market confidence and public opinion; and
•Other assumptions, risks, and uncertainties described in this earnings release and our other SEC filings.
We caution against placing undue reliance on forward-looking statements, as they reflect our views only as of the date they are issued. Except as required by law, we expressly disclaim any obligation to update any factors or publicly announce revisions to forward-looking statements to reflect future events or developments.

ZIONS BANCORPORATION, N.A.
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FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
(In millions, except share, per share, and ratio data)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
BALANCE SHEET [1]
Loans held for investment, net of allowance	$61,827	$61,819	$60,645	$60,222	$59,599
Total assets	90,920	89,041	87,957	88,690	88,242
Deposits	77,948	76,608	76,907	75,644	74,878
Total shareholders’ equity	7,684	7,681	7,296	7,180	6,865
STATEMENT OF INCOME
Net earnings applicable to common shareholders	$262	$452	$232	$262	$221
Net interest income	684	677	662	683	672
Taxable-equivalent net interest income [2]	696	688	673	694	683
Total noninterest income	197	460	187	208	189
Total noninterest expense	553	551	562	546	527
Pre-provision net revenue [2]	340	597	298	356	345
Adjusted pre-provision net revenue [2]	338	332	301	331	352
Provision for credit losses	(8)	3	(7)	6	49
SHARE AND PER COMMON SHARE AMOUNTS
Net earnings per diluted common share	$1.78	$3.05	$1.56	$1.76	$1.48
Dividends	0.48	0.45	0.45	0.45	0.45
Book value per common share [1]	52.56	52.18	49.16	48.18	46.05
Tangible book value per common share [1,2]	43.50	44.74	41.75	40.79	38.64
Weighted average share price	68.47	62.82	58.72	54.24	55.42
Weighted average diluted common shares outstanding (in thousands)	145,088	146,210	147,038	147,120	147,125
Common shares outstanding (in thousands) [1]	144,943	145,939	147,077	147,653	147,640
SELECTED RATIOS AND OTHER DATA
Return on average assets	1.14%	2.01%	1.05%	1.16%	0.99%
Return on average common equity	13.5%	24.3%	13.1%	14.9%	13.3%
Return on average tangible common equity [2]	16.2%	28.6%	15.5%	17.9%	16.0%
Net interest margin	3.23%	3.27%	3.27%	3.31%	3.28%
Cost of deposits	1.59%	1.48%	1.48%	1.56%	1.67%
Efficiency ratio [2]	61.9%	62.2%	65.0%	62.3%	59.6%
Effective tax rate	21.7%	22.3%	20.7%	22.4%	22.1%
Ratio of nonperforming assets to loans and leases and other real estate owned	0.50%	0.48%	0.48%	0.52%	0.54%
Annualized ratio of net loan and lease charge-offs to average loans and leases	0.02%	0.06%	0.03%	0.05%	0.37%
Ratio of total allowance for credit losses to loans and leases outstanding [1]	1.11%	1.13%	1.16%	1.19%	1.20%
Full-time equivalent employees	8,996	9,039	9,090	9,195	9,286
CAPITAL RATIOS AND DATA [1]
Tangible common equity ratio [2]	7.0%	7.4%	7.1%	6.9%	6.5%
Common equity tier 1 capital [3]	$8,268	$8,368	$8,050	$7,936	$7,734
Risk-weighted assets [3]	$70,257	$70,744	$69,651	$69,142	$68,648
Common equity tier 1 capital ratio [3]	11.8%	11.8%	11.6%	11.5%	11.3%
Tier 1 risk-based capital ratio [3]	11.9%	11.9%	11.7%	11.6%	11.4%
Total risk-based capital ratio [3]	13.9%	14.0%	13.8%	13.8%	13.7%
Tier 1 leverage ratio [3]	9.2%	9.4%	9.1%	9.0%	8.8%
1 At period end.
2 For information on non-GAAP financial measures, see pages 19-22.
3 Current period ratios and amounts represent estimates.

ZIONS BANCORPORATION, N.A.
Press Release – Page 11

CONSOLIDATED BALANCE SHEETS

(Unaudited)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
(In millions, shares in thousands)
ASSETS
Cash and due from banks	$727	$793	$661	$683	$771
Money market investments:
Interest-bearing deposits	3,533	1,418	1,741	2,202	2,395
Federal funds sold and securities purchased under agreements to resell	1,310	1,123	1,007	1,420	1,008
Trading securities, at fair value	191	319	104	64	134
Investment securities:
Available-for-sale, at fair value	8,786	9,239	9,184	9,207	9,170
Held-to-maturity [1], at amortized cost	8,268	8,477	8,688	8,867	9,059
Total investment securities, net of allowance	17,054	17,716	17,872	18,074	18,229
Loans held for sale [2]	49	77	140	201	215
Loans and leases, net of unearned income and fees *	62,472	62,481	61,312	60,900	60,278
Allowance for loan and lease losses	645	662	667	678	679
Loans held for investment, net of allowance	61,827	61,819	60,645	60,222	59,599
Other noninterest-bearing investments	1,069	1,061	994	1,076	1,098
Premises, equipment, and software, net	1,354	1,356	1,356	1,363	1,358
Goodwill and intangibles	1,313	1,086	1,089	1,091	1,094
Other real estate owned	4	6	14	5	5
Other assets *	2,489	2,267	2,334	2,289	2,336
Total assets	$90,920	$89,041	$87,957	$88,690	$88,242
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$26,371	$26,233	$27,081	$25,823	$26,133
Interest-bearing:
Savings and money market	42,319	40,657	40,165	39,914	38,689
Time	9,258	9,718	9,661	9,907	10,056
Total deposits	77,948	76,608	76,907	75,644	74,878
Federal funds and other short-term borrowings *	843	1,219	382	2,872	3,548
Long-term debt	2,416	1,956	1,963	1,472	1,473
Reserve for unfunded lending commitments	51	45	46	46	46
Other liabilities *	1,978	1,532	1,363	1,476	1,432
Total liabilities	83,236	81,360	80,661	81,510	81,377
Shareholders’ equity:
Preferred stock, without par value; authorized 4,400 shares	66	66	66	66	66
Common stock [3] ($0.001 par value; authorized 350,000 shares) and additional paid-in capital	1,536	1,602	1,669	1,726	1,721
Retained earnings	8,071	7,880	7,496	7,329	7,134
Accumulated other comprehensive income (loss)	(1,989)	(1,867)	(1,935)	(1,941)	(2,056)
Total shareholders’ equity	7,684	7,681	7,296	7,180	6,865
Total liabilities and shareholders’ equity	$90,920	$89,041	$87,957	$88,690	$88,242
[1] Held-to-maturity (fair value)	$7,856	$8,440	$8,696	$8,940	$9,106
[2] Loans held for sale (carried at fair value)	34	51	57	71	126
[3] Common shares (issued and outstanding)	144,943	145,939	147,077	147,653	147,640
* Effective in the first quarter of 2026, we changed our accounting policy to present qualifying derivative assets and liabilities, along with the associated rights to reclaim or obligations to return cash collateral, on a net basis for all eligible arrangements rather than on a gross basis. Prior period balances have been recast to conform to this presentation.

ZIONS BANCORPORATION, N.A.
Press Release – Page 12

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Three Months Ended
(In millions, except share and per share amounts)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Interest income:
Interest and fees on loans	$877	$859	$841	$878	$898
Interest on money market investments	53	43	39	42	41
Interest on securities	116	117	116	121	125
Total interest income	1,046	1,019	996	1,041	1,064
Interest expense:
Interest on deposits	313	281	275	299	313
Interest on short- and long-term borrowings	49	61	59	59	79
Total interest expense	362	342	334	358	392
Net interest income	684	677	662	683	672
Provision for credit losses:
Provision for loan and lease losses	(14)	4	(7)	6	45
Provision for unfunded lending commitments	6	(1)	—	—	4
Total provision for credit losses	(8)	3	(7)	6	49
Net interest income after provision for credit losses	692	674	669	677	623
Noninterest income:
Commercial account fees	49	49	48	47	47
Card fees	25	24	22	24	24
Retail and business banking fees	21	20	20	20	19
Loan-related fees and income	20	22	23	19	20
Capital markets fees and income	46	36	28	37	24
Wealth management fees	16	15	16	14	14
Other customer-related fees	15	16	15	16	15
Customer-related noninterest income	192	182	172	177	163
Dividends and other income	9	9	12	10	15
Securities gains (losses), net	(4)	269	3	21	11
Total noninterest income	197	460	187	208	189
Noninterest expense:
Salaries and employee benefits	345	344	361	335	337
Technology, telecom, and information processing	76	72	74	71	70
Occupancy and equipment, net	43	44	41	43	42
Professional and legal services	20	22	20	21	14
Marketing and business development	14	14	13	30	11
Deposit insurance and regulatory expense	12	7	15	6	16
Credit-related expense	8	10	5	7	6
Other real estate expense, net	1	1	—	(2)	—
Other	34	37	33	35	31
Total noninterest expense	553	551	562	546	527
Income before income taxes	336	583	294	339	285
Income taxes	73	130	61	76	63
Net income	263	453	233	263	222
Preferred stock dividends	(1)	(1)	(1)	(1)	(1)
Preferred stock redemption	—	—	—	—	—
Net earnings applicable to common shareholders	$262	$452	$232	$262	$221
Weighted average common shares outstanding during the period:
Basic shares (in thousands)	144,984	146,117	146,946	147,054	147,045
Diluted shares (in thousands)	145,088	146,210	147,038	147,120	147,125
Net earnings per common share:
Basic	$1.78	$3.05	$1.56	$1.76	$1.48
Diluted	1.78	3.05	1.56	1.76	1.48

ZIONS BANCORPORATION, N.A.
Press Release – Page 13

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Nine Months Ended September 30,
(In millions, except share and per share amounts)	2026	2025

Interest income:
Interest and fees on loans	$2,577	$2,623
Interest on money market investments	135	144
Interest on securities	349	376
Total interest income	3,061	3,143
Interest expense:
Interest on deposits	869	951
Interest on short- and long-term borrowings	169	248
Total interest expense	1,038	1,199
Net interest income	2,023	1,944
Provision for credit losses:
Provision for loan losses	(17)	65
Provision for unfunded lending commitments	5	1
Total provision for credit losses	(12)	66
Net interest income after provision for credit losses	2,035	1,878
Noninterest income:
Commercial account fees	146	138
Card fees	71	71
Retail and business banking fees	61	55
Loan-related fees and income	65	56
Capital markets fees and income	110	79
Wealth management fees	47	43
Other customer-related fees	46	43
Customer-related noninterest income	546	485
Dividends and other income	30	34
Securities gains (losses), net	268	31
Total noninterest income	844	550
Noninterest expense:
Salaries and employee benefits	1,050	1,015
Technology, telecom, and information processing	222	205
Occupancy and equipment, net	128	123
Professional and legal services	62	40
Marketing and business development	41	34
Deposit insurance and regulatory expense	34	58
Credit-related expense	23	18
Other real estate expense, net	2	—
Other	104	99
Total noninterest expense	1,666	1,592
Income before income taxes	1,213	836
Income taxes	264	200
Net income	949	636
Preferred stock dividends	(3)	(3)
Preferred stock redemption	—	—
Net earnings applicable to common shareholders	$946	$633
Weighted average common shares outstanding during the period:
Basic shares (in thousands)	146,009	147,136
Diluted shares (in thousands)	146,104	147,175
Net earnings per common share:
Basic	$6.40	$4.25
Diluted	6.39	4.25

ZIONS BANCORPORATION, N.A.
Press Release – Page 14

Loan Balances Held for Investment by Portfolio Type
(Unaudited)

(In millions)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Commercial:
Commercial and industrial [1]	$18,758	$19,131	$18,263	$18,111	$17,547
Owner occupied	9,357	9,336	9,323	9,274	9,267
Municipal	4,295	4,173	4,272	4,294	4,341
Total commercial	32,410	32,640	31,858	31,679	31,155
Commercial real estate:
Term	11,747	11,850	11,387	11,234	11,008
Construction and land development	2,408	2,213	2,271	2,162	2,469
Total commercial real estate	14,155	14,063	13,658	13,396	13,477
Consumer:
1-4 family residential	10,370	10,293	10,406	10,462	10,423
Home equity credit line	4,134	4,077	3,976	3,950	3,848
Construction and other consumer real estate	751	757	786	782	769
Bankcard and other revolving plans	539	537	515	515	477
Other	113	114	113	116	129
Total consumer	15,907	15,778	15,796	15,825	15,646
Total loans and leases	$62,472	$62,481	$61,312	$60,900	$60,278
1 Effective March 31, 2026, balances previously classified as “Leasing” are now reported within the “Commercial and industrial” loan segment. Prior period amounts have been reclassified for comparative purposes.

Nonperforming Assets
(Unaudited)

(In millions)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025

Nonaccrual loans [1]	$311	$292	$279	$315	$319
Other real estate owned [2]	4	6	13	5	5
Total nonperforming assets	$315	$298	$292	$320	$324
Ratio of nonperforming assets to loans[1] and leases and other real estate owned [2]	0.50%	0.48%	0.48%	0.52%	0.54%
Accruing loans past due 90 days or more	$5	$3	$3	$5	$5
Ratio of accruing loans past due 90 days or more to loans[1] and leases	0.01%	—%	—%	0.01%	0.01%
Nonaccrual loans and accruing loans past due 90 days or more	$316	$295	$282	$320	$324
Ratio of nonperforming assets[1] and accruing loans 90 days or more past due to loans and leases and other real estate owned	0.51%	0.48%	0.48%	0.53%	0.54%
Accruing loans past due 30-89 days	$91	$91	$82	$96	$69
Classified loans	2,123	2,327	2,332	2,380	2,415
Ratio of classified loans to total loans and leases	3.40%	3.72%	3.80%	3.91%	4.00%
1 Includes loans held for sale.
2 Excludes banking premises held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 15

Allowance for Credit Losses
(Unaudited)

	Three Months Ended
(In millions)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Allowance for Loan and Lease Losses
Balance at beginning of period	$662	$667	$678	$679	$690
Provision for loan losses	(14)	4	(7)	6	45
Loan and lease charge-offs	9	14	11	15	67
Less: Recoveries	6	5	7	8	11
Net loan and lease charge-offs (recoveries)	3	9	4	7	56
Balance at end of period	$645	$662	$667	$678	$679
Ratio of allowance for loan losses to loans[1] and leases, at period end	1.03%	1.06%	1.09%	1.11%	1.13%
Ratio of allowance for loan losses to nonaccrual loans[1] at period end	207%	227%	239%	215%	213%
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans and leases	0.02%	0.06%	0.03%	0.05%	0.37%
Reserve for Unfunded Lending Commitments
Balance at beginning of period	$45	$46	$46	$46	$42
Provision for unfunded lending commitments	6	(1)	—	—	4
Balance at end of period	$51	$45	$46	$46	$46
Allowance for Credit Losses
Allowance for loan losses	$645	$662	$667	$678	$679
Reserve for unfunded lending commitments	51	45	46	46	46
Total allowance for credit losses	$696	$707	$713	$724	$725
Ratio of ACL to loans[1] and leases outstanding, at period end	1.11%	1.13%	1.16%	1.19%	1.20%
1 Excludes loans held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 16

Nonaccrual Loans by Portfolio Type
(Unaudited)

(In millions)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Commercial:
Commercial and industrial	$130	$96	$83	$93	$111
Owner occupied	46	54	50	51	40
Municipal	—	2	2	2	2
Total commercial	176	152	135	146	153
Commercial real estate:
Term	40	34	42	72	70
Construction and land development	—	—	—	1	—
Total commercial real estate	40	34	42	73	70
Consumer:
1-4 family residential	58	69	67	65	63
Home equity credit line	35	35	33	30	32
Bankcard and other revolving plans	1	1	1	1	1
Other	1	1	1	—	—
Total consumer	95	106	102	96	96
Total nonaccrual loans	$311	$292	$279	$315	$319

Net Charge-Offs by Portfolio Type
(Unaudited)

(In millions)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Commercial:
Commercial and industrial	$3	$3	$3	$8	$50
Owner occupied	—	1	(1)	—	(1)
Municipal	—	—	—	—	3
Total commercial	3	4	2	8	52
Commercial real estate:
Term	(1)	3	(1)	(3)	2
Total commercial real estate	(1)	3	(1)	(3)	2
Consumer:
1-4 family residential	—	—	—	(1)	—
Home equity credit line	(1)	—	—	—	—
Bankcard and other revolving plans	1	2	2	2	1
Other	1	—	1	1	1
Total consumer loans	1	2	3	2	2
Total net charge-offs (recoveries)	$3	$9	$4	$7	$56

ZIONS BANCORPORATION, N.A.
Press Release – Page 17

CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES

(Unaudited)	Three Months Ended
	September 30, 2026		June 30, 2026		September 30, 2025
(In millions)	Average balance	Yield/ Rate [1]	Average balance	Yield/ Rate [1]	Average balance	Yield/ Rate [1]
ASSETS
Money market investments:
Interest-bearing deposits	$3,073	3.80%	$1,939	4.03%	$1,582	4.42%
Federal funds sold and securities purchased under agreements to resell	2,265	4.07%	2,368	4.03%	1,940	4.87%
Total money market investments	5,338	3.91%	4,307	4.03%	3,522	4.67%
Trading securities	133	4.61%	273	4.84%	83	4.63%
Investment securities:
Available-for-sale	9,094	3.09%	9,181	3.02%	9,078	3.28%
Held-to-maturity	8,341	2.16%	8,555	2.19%	9,143	2.19%
Total investment securities	17,435	2.64%	17,736	2.62%	18,221	2.73%
Loans held for sale	73	NM	180	NM	171	NM
Loans and leases: [2]
Commercial	32,563	5.62%	32,230	5.64%	31,558	5.97%
Commercial real estate	14,041	6.20%	13,839	6.14%	13,611	6.64%
Consumer	15,837	5.15%	15,789	5.10%	15,617	5.16%
Total loans and leases	62,441	5.63%	61,858	5.61%	60,786	5.91%
Total interest-earning assets	85,420	4.91%	84,354	4.90%	82,783	5.16%
Cash and due from banks	679		671		702
Allowance for credit losses on loans and debt securities	(662)		(665)		(687)
Goodwill and intangibles	1,240		1,088		1,095
Other assets	4,744		4,817		5,262
Total assets	$91,421		$90,265		$89,155
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$42,061	2.14%	$40,452	1.99%	$39,252	2.18%
Time	9,764	3.49%	9,655	3.36%	10,129	3.81%
Total interest-bearing deposits	51,825	2.40%	50,107	2.25%	49,381	2.51%
Borrowed funds:
Federal funds purchased and security repurchase agreements	1,050	3.65%	585	3.66%	665	4.28%
Other short-term borrowings [3]	692	4.07%	2,530	4.57%	4,731	4.48%
Long-term debt	2,279	5.57%	1,957	5.52%	1,210	6.13%
Total borrowed funds	4,021	4.81%	5,072	4.83%	6,606	4.76%
Total interest-bearing liabilities	55,846	2.57%	55,179	2.49%	55,987	2.78%
Noninterest-bearing demand deposits	26,154		26,131		24,922
Other liabilities	1,631		1,432		1,564
Total liabilities	83,631		82,742		82,473
Shareholders’ equity:
Preferred equity	66		66		66
Common equity	7,724		7,457		6,616
Total shareholders’ equity	7,790		7,523		6,682
Total liabilities and shareholders’ equity	$91,421		$90,265		$89,155
Spread on average interest-bearing funds		2.34%		2.41%		2.38%
Impact of net noninterest-bearing sources of funds		0.89%		0.86%		0.90%
Net interest margin		3.23%		3.27%		3.28%
Memo: total cost of deposits [3]	$77,979	1.59%	$76,238	1.48%	$74,303	1.67%
Memo: total deposits and interest-bearing liabilities	$82,000	1.75%	$81,310	1.69%	$80,909	1.92%
1 Taxable-equivalent rates used where applicable.
2 Net of unamortized purchase premiums, discounts, and deferred loan fees and costs.
3 Effective in the first quarter of 2026, we changed our accounting policy to present qualifying derivative assets and liabilities and related cash collateral on a net basis. As a result, the reported yield on other short-term borrowings increased by approximately 66 bps for the three months ended June 30, 2026. Beginning in the third quarter of 2026, for the purposes of the average balance and yield presentation, the related derivative collateral interest expense is included in interest-bearing deposits rather than other short-term borrowings, increasing the reported cost of deposits by approximately 3 bps.

ZIONS BANCORPORATION, N.A.
Press Release – Page 18

CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES

(Unaudited)	Nine Months Ended
	September 30, 2026		September 30, 2025
(In millions)	Average balance	Yield/ Rate [1]	Average balance	Yield/ Rate [1]
ASSETS
Money market investments:
Interest-bearing deposits	$2,299	3.86%	$1,586	4.51%
Federal funds sold and securities purchased under agreements to resell	2,271	4.06%	2,552	4.77%
Total money market investments	4,570	3.96%	4,138	4.67%
Trading securities	154	4.73%	117	4.68%
Investment securities:
Available-for-sale	9,169	3.04%	9,091	3.27%
Held-to-maturity	8,550	2.19%	9,348	2.22%
Total investment securities	17,719	2.63%	18,439	2.74%
Loans held for sale	138	NM	124	NM
Loans and leases: [2]
Commercial	32,197	5.63%	31,327	5.90%
Commercial real estate	13,807	6.17%	13,593	6.61%
Consumer	15,810	5.12%	15,378	5.14%
Total loans and leases	61,814	5.62%	60,298	5.87%
Total interest-earning assets	84,395	4.90%	83,116	5.11%
Cash and due from banks	698		703
Allowance for credit losses on loans and debt securities	(668)		(691)
Goodwill and intangibles	1,140		1,082
Other assets	4,828		5,317
Total assets	$90,393		$89,527
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$40,695	2.03%	$39,256	2.17%
Time	9,714	3.45%	10,601	3.96%
Total interest-bearing deposits	50,409	2.31%	49,857	2.55%
Borrowed funds:
Federal funds purchased and security repurchase agreements	742	3.64%	1,279	4.34%
Other short-term borrowings	2,039	4.34%	4,685	4.49%
Long-term debt	1,998	5.55%	1,045	6.29%
Total borrowed funds	4,779	4.74%	7,009	4.73%
Total interest-bearing funds	55,188	2.52%	56,866	2.82%
Noninterest-bearing demand deposits	26,159		24,637
Other liabilities	1,520		1,571
Total liabilities	82,867		83,074
Shareholders’ equity:
Preferred equity	66		66
Common equity	7,460		6,387
Total shareholders’ equity	7,526		6,453
Total liabilities and shareholders’ equity	$90,393		$89,527
Spread on average interest-bearing funds		2.38%		2.29%
Impact of net noninterest-bearing sources of funds		0.88%		0.89%
Net interest margin		3.26%		3.18%
Memo: total cost of deposits	$76,568	1.52%	$74,494	1.71%
Memo: total deposits and interest-bearing liabilities	$81,347	1.69%	$81,503	1.98%
1 Taxable-equivalent rates used where applicable.
2 Net of unamortized purchase premiums, discounts, and deferred loan fees and costs.

ZIONS BANCORPORATION, N.A.
Press Release – Page 19

NON-GAAP FINANCIAL MEASURES
(Unaudited)
This press release includes certain non-GAAP financial measures alongside those prepared in accordance with generally accepted accounting principles (“GAAP”). Reconciliations between the applicable GAAP measures and the corresponding non-GAAP measures are provided in the accompanying schedules. We believe these adjustments are relevant to evaluating ongoing operating results and offer a meaningful basis for comparing performance across periods. Management uses these non-GAAP measures to assess both financial performance and position. Presenting these measures enables investors to evaluate our results using the same approach applied by management and commonly used within the financial services industry.
Non-GAAP financial measures have inherent limitations and may not be directly comparable to similar measures reported by other financial institutions. While these measures are commonly used by stakeholders to evaluate company performance, they should be viewed as supplemental and not as a substitute for analysis of results prepared in accordance with GAAP. Non-GAAP measures should not be considered in isolation, as they provide an incomplete perspective without reference to GAAP-based financial information.
Tangible Common Equity and Related Measures
Tangible common equity and related metrics are non-GAAP measures that exclude the impact of intangible assets and associated amortization. Management believes these measures provide meaningful insight into the utilization of shareholders’ equity and offer a consistent basis for evaluating business performance.
RETURN ON AVERAGE TANGIBLE COMMON EQUITY (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025

Net earnings applicable to common shareholders (GAAP)		$262	$452	$232	$262	$221
Adjustments, net of tax:
Amortization of core deposit and other intangibles		2	2	2	2	2
Adjusted net earnings applicable to common shareholders, net of tax	(a)	$264	$454	$234	$264	$223
Average common equity (GAAP)		$7,724	$7,457	$7,194	$6,956	$6,616
Average goodwill and intangibles		(1,240)	(1,088)	(1,090)	(1,093)	(1,095)
Average tangible common equity (non-GAAP)	(b)	$6,484	$6,369	$6,104	$5,863	$5,521
Number of days in quarter	(c)	92	91	90	92	92
Number of days in year	(d)	365	365	365	365	365
Return on average tangible common equity (non-GAAP) [1]	(a/b/c)*d	16.2%	28.6%	15.5%	17.9%	16.0%
1 Excluding $252 million of pre-tax net gains ($191 million after tax), return on average tangible common equity for the three months ended June 30, 2026 would have been approximately 17.1%.

ZIONS BANCORPORATION, N.A.
Press Release – Page 20

TANGIBLE EQUITY RATIO, TANGIBLE COMMON EQUITY RATIO, AND TANGIBLE BOOK VALUE PER COMMON SHARE (ALL NON-GAAP MEASURES)

(Dollar amounts in millions, except per share amounts)		September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025

Total shareholders’ equity (GAAP)		$7,684	$7,681	$7,296	$7,180	$6,865
Goodwill and intangibles		(1,313)	(1,086)	(1,089)	(1,091)	(1,094)
Tangible equity (non-GAAP)	(a)	6,371	6,595	6,207	6,089	5,771
Preferred stock		(66)	(66)	(66)	(66)	(66)
Tangible common equity (non-GAAP)	(b)	$6,305	$6,529	$6,141	$6,023	$5,705
Total assets (GAAP)		$90,920	$89,041	$87,957	$88,690	$88,242
Goodwill and intangibles		(1,313)	(1,086)	(1,089)	(1,091)	(1,094)
Tangible assets (non-GAAP)	(c)	$89,607	$87,955	$86,868	$87,599	$87,148
Common shares outstanding (in thousands)	(d)	144,943	145,939	147,077	147,653	147,640
Tangible equity ratio (non-GAAP)	(a/c)	7.1%	7.5%	7.1%	7.0%	6.6%
Tangible common equity ratio (non-GAAP)	(b/c)	7.0%	7.4%	7.1%	6.9%	6.5%
Tangible book value per common share (non-GAAP)	(b/d)	$43.50	$44.74	$41.75	$40.79	$38.64

ZIONS BANCORPORATION, N.A.
Press Release – Page 21

Efficiency Ratio and Adjusted Pre-Provision Net Revenue
The efficiency ratio measures operating expenses relative to revenue and provides insight into the cost of generating revenue. We adjust this ratio to exclude certain items that are not generally expected to recur frequently, as detailed in the accompanying schedule. These adjustments enhance comparability across reporting periods. Adjusted noninterest expense reflects how effectively we manage operating expenses, while adjusted pre-provision net revenue enables management and stakeholders to evaluate our capacity to generate capital. Additionally, taxable-equivalent net interest income facilitates comparability between revenue derived from taxable and tax-exempt sources.
EFFICIENCY RATIO (NON-GAAP) AND ADJUSTED PRE-PROVISION NET REVENUE (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025

Noninterest expense (GAAP)	(a)	$553	$551	$562	$546	$527
Adjustments:
Severance costs		1	1	3	5	6
Other real estate expense, net		1	1	—	(2)	—
Amortization of core deposit and other intangibles		3	2	2	2	2
SBIC investment success fee accrual		(1)	7	—	2	1
FDIC special assessment		—	(6)	(1)	(9)	(2)
Total adjustments	(b)	4	5	4	(2)	7
Adjusted noninterest expense (non-GAAP)	(c)=(a-b)	$549	$546	$558	$548	$520

Net interest income (GAAP)	(d)	$684	$677	$662	$683	$672
Fully taxable-equivalent adjustments	(e)	12	11	11	11	11
Taxable-equivalent net interest income (non-GAAP)	(f)=(d+e)	696	688	673	694	683

Customer-related noninterest income (GAAP)	(g)	192	182	172	177	163
Net credit valuation adjustment (CVA)	(h)	10	1	(2)	2	(11)
Adjusted customer-related noninterest income (non-GAAP)	(i)=(g-h)	182	181	174	175	174

Noncustomer-related noninterest income (GAAP)	(j)	5	278	15	31	26
Securities gains (losses), net	(k)	(4)	269	3	21	11
Adjusted noncustomer-related noninterest income (non-GAAP)	(l)=(j-k)	9	9	12	10	15

Combined income (non-GAAP)	(m)=(f+g+j)	$893	$1,148	$860	$902	$872
Adjusted taxable-equivalent revenue (non-GAAP)	(n)=(f+i+l)	887	878	859	879	872

Pre-provision net revenue (PPNR) (non-GAAP)	(m)-(a)	$340	$597	$298	$356	$345
Adjusted PPNR (non-GAAP)	(n)-(c)	338	332	301	331	352
Efficiency ratio (non-GAAP) [1]	(c/n)	61.9%	62.2%	65.0%	62.3%	59.6%
1 Excluding the $15 million charitable contribution, adjusted noninterest expense for the three months ended December 31, 2025 would have been $533 million, resulting in an efficiency ratio of 60.6%.

ZIONS BANCORPORATION, N.A.
Press Release – Page 22

EFFICIENCY RATIO (NON-GAAP) AND ADJUSTED PRE-PROVISION NET REVENUE (NON-GAAP)

		Nine Months Ended
(Dollar amounts in millions)		September 30, 2026	September 30, 2025

Noninterest expense (GAAP)	(a)	$1,666	$1,592
Adjustments:
Severance costs		5	11
Other real estate expense, net		2	—
Amortization of core deposit and other intangibles		7	6
SBIC investment success fee accrual		6	3
FDIC special assessment		(7)	(2)
Total adjustments	(b)	13	18
Adjusted noninterest expense (non-GAAP)	(c)=(a-b)	$1,653	$1,574

Net interest income (GAAP)	(d)	$2,023	$1,944
Fully taxable-equivalent adjustments	(e)	34	35
Taxable-equivalent net interest income (non-GAAP)	(f)=(d+e)	2,057	1,979

Customer-related noninterest income (GAAP)	(g)	546	485
Net credit valuation adjustment (CVA)	(h)	9	(11)
Adjusted customer-related noninterest income (non-GAAP)	(i)=(g-h)	537	496

Noncustomer-related noninterest income (GAAP)	(j)	298	65
Securities gains (losses), net	(k)	268	31
Adjusted noncustomer-related noninterest income (non-GAAP)	(l)=(j-k)	30	34

Combined income (non-GAAP)	(m)=(f+g+j)	$2,901	$2,529
Adjusted taxable-equivalent revenue (non-GAAP)	(n)=(f+i+l)	2,624	2,509

Pre-provision net revenue (PPNR) (non-GAAP)	(m)-(a)	$1,235	$937
Adjusted PPNR (non-GAAP)	(n)-(c)	971	935
Efficiency ratio (non-GAAP)	(c/n)	63.0%	62.7%